Exhibit 99.1

For More Information Contact:

Investors:

Damon Wright

(714) 382-5013

damon.wright@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER FINANCIAL RESULTS

Continued Execution Drives Strong Year-over-Year Increases in Gross Margin, Operating Margin, EPS

SANTA ANA, Calif., Oct. 24, 2013 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced financial results for the third quarter ended Sept. 28, 2013.

	Third Quarter Ended
	Sept. 28, 2013	Sept. 29, 2012	Change
Net sales ($B)	$10.2	$9.0	12%
Gross Margin	5.90%	5.02%	88bp
Operating margin	1.36%	1.03%	33bp
Non-GAAP operating margin	1.33%	1.14%	19bp
Earnings per diluted share	$0.50	$0.35	43%
Non-GAAP earnings per diluted share	$0.53	$0.41	29%

A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

“Our focus on execution in the third quarter delivered strong improvements in profitability, as we continued to invest in our strategic objectives,” said Alain Monié, Ingram Micro CEO. “Our teams were disciplined in managing growth, which was rewarded with strong year-over-year increases in worldwide gross margin, operating margin and EPS. Consolidated operating margin increased meaningfully over last year, directly benefiting from strong contribution from our acquired mobility business and significant improvements in two businesses that underperformed last year, as Australia made further progress on our goal to exit the year at a profitable run-rate and Brazil delivered good profitability. Our operational and strategic execution continues to build positive momentum in all of the regions and markets we serve, which we expect to accelerate in the typically strong fourth quarter.”

Worldwide sales were $10.2 billion, up 12 percent in U.S. dollars, when compared with $9.0 billion in the third quarter last year. The company’s 2012 fourth quarter acquisitions of Brightpoint, Inc. (also referred to as the mobility business) and Aptec Holdings Ltd. contributed substantially to the year-over-year revenue growth and the company focused on maintaining pricing discipline in the face of a competitive environment, particularly in North America and Europe.

Worldwide gross profit was $599 million (5.90 percent of total sales), compared with $454 million (5.02 percent of total sales) in the 2012 third quarter. 2013 third quarter gross margin benefited by 63 basis points from the addition of higher gross margin revenue from the company’s mobility business, driven largely by its services business.

Operating income was $138 million (1.36 percent of total sales), compared with 2012 third quarter operating income of $93 million (1.03 percent of total sales). 2013 third quarter net income was $79 million, or 50 cents per diluted share. This compares with 2012 third quarter net income of $53 million, or 35 cents per diluted share.

Non-GAAP operating income for the 2013 third quarter was $135 million (1.33 percent of total sales). This compares with non-GAAP operating income for the 2012 third quarter of $103 million (1.14 percent of total sales).

2013 third quarter non-GAAP net income was $83 million, or 53 cents per diluted share, compared with non-GAAP net income of $62 million, or 41 cents per diluted share, in the 2012 third quarter.

Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share are non-GAAP financial measures that exclude the amortization of intangible assets, primarily associated with our acquisition of BrightPoint, and charges associated with reorganization, integration and transition costs and expense reduction programs. For the 2013 third quarter, these non-GAAP financial measures also exclude a benefit related to the receipt of $29.5 million from a LCD flat panel class action settlement and the impact of a $5.0 million reserve recorded for estimated potential charges related to indirect tax declarations in Europe. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity and a discrete tax benefit recognized in the first quarter of 2012 associated with the write-off of the historical tax basis of the investment we had maintained in one of our Latin American subsidiary holding companies. These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the Supplementary Information section of this release.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2013 third quarter business highlights:

•	The company’s mobility business was accretive to 2013 third quarter non-GAAP earnings per diluted share by 7 cents, bringing total accretion from the mobility business for the nine months ended September 28, 2013 to 24 cents. The company remains confident it will achieve its objective of 34 cents in accretion to 2013 full year non-GAAP earnings per diluted share.

•	Ingram Micro Mobility announced several new logistics services and distribution agreements with leading companies and OEMs, including Telecom New Zealand and BuyCell Wireless Group.

•	Ingram Micro Mobility also signed a distribution agreement with a leading mobility OEM for several European countries.

•	The company enhanced its cloud offerings and aggregation platform with the acquisition of SoftCom Inc.

•	Following the close of the quarter, the company expanded its supply chain capabilities and solutions offerings with the acquisition of CloudBlue Technologies, Inc., adding global enterprise IT asset disposition, onsite data destruction and e-waste recycling services for large enterprise customers, retail customers and OEMs.

•	The company launched at the end of the third quarter its new mobility business unit in Latin America.

•	Australia’s revenue grew for the third quarter in a row and the country reduced its operating loss to less than $2 million, an improvement from the operating loss of $9 million in last year’s third quarter and the operating loss of approximately $3 million in the 2013 second quarter.

•	The company launched and started transacting in the third quarter its data capture/point of sale business in South Africa.

•	Ingram Micro Logistics signed four new customers during the quarter.

•	Promark announced the addition of several new vendors to its General Services Administration (GSA) schedule, including Panasonic, Falconstor, Jabra and Whiptail.

Outlook

For the 2013 fourth quarter, the company currently expects gross margin to be up sequentially by high single digit basis points and worldwide revenue to increase over the 2013 third quarter, in-line with historical seasonality.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 401-4668 (toll-free within the United States and Canada) or (719) 325-2463 (other countries), passcode “7850367.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “7850367.”

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving approximately 160 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including statements relating to the expected benefits of acquisitions and the financial performance of the combined company, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what losses we may incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our acquisitions and any other acquisitions we may make, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans, and to realize the expected benefits of our acquisitions; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of our acquisitions.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and seek to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended Dec. 29, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

# # #

© 2013 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	September 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$501,626	$595,147
Trade accounts receivable, net	4,385,030	5,457,299
Inventory	3,766,749	3,591,543
Other current assets	535,242	522,390

Total current assets	9,188,647	10,166,379
Property and equipment, net	480,406	481,324
Goodwill	439,866	428,401
Intangible assets, net	350,169	372,482
Other assets	22,591	31,862

Total assets	$10,481,679	$11,480,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,060,364	$6,065,159
Accrued expenses	569,031	585,404
Short-term debt and current maturities of long-term debt	77,161	111,268

Total current liabilities	5,706,556	6,761,831
Long-term debt, less current maturities	813,403	943,275
Other liabilities	140,936	164,089

Total liabilities	6,660,895	7,869,195
Stockholders’ equity	3,820,784	3,611,253

Total liabilities and stockholders’ equity	$10,481,679	$11,480,448

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	September 28, 2013	September 29, 2012
Net sales	$10,150,615	$9,034,141
Cost of sales	9,551,782	8,580,249

Gross profit	598,833	453,892

Operating expenses:
Selling, general and administrative	442,756	353,429
Amortization of intangible assets	11,638	2,546
Reorganization costs	6,748	5,268

	461,142	361,243

Income from operations	137,691	92,649
Interest and other:
Interest income	(2,031)	(1,445)
Interest expense	16,032	14,946
Net foreign currency exchange loss	8,117	2,204
Other	2,070	1,918

	24,188	17,623

Income before income taxes	113,503	75,026
Provision for income taxes	34,565	21,715

Net income	$78,938	$53,311

Diluted earnings per share	$0.50	$0.35

Diluted weighted average shares outstanding	157,144	152,816

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirty-nine Weeks Ended
	September 28, 2013	September 29, 2012
Net sales	$30,721,074	$26,447,417
Cost of sales	28,941,182	25,073,238

Gross profit	1,779,892	1,374,179

Operating expenses:
Selling, general and administrative	1,382,159	1,064,853
Amortization of intangible assets	35,400	8,177
Reorganization costs	20,050	6,664

	1,437,609	1,079,694

Income from operations	342,283	294,485
Interest and other:
Interest income	(5,886)	(7,411)
Interest expense	45,973	38,252
Net foreign currency exchange loss	9,865	9,564
Other	9,150	7,006

	59,102	47,411

Income before income taxes	283,181	247,074
Provision for income taxes	84,798	42,516

Net income	$198,383	$204,558

Diluted earnings per share	$1.27	$1.33

Diluted weighted average shares outstanding	155,629	153,871

Ingram Micro Inc.

Consolidated Statement of Cash Flows

(Amounts in 000s)

(Unaudited)

	Thirty-nine Weeks Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income	$198,383	$204,558
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	94,359	41,791
Stock-based compensation	21,649	21,815
Excess tax benefit from stock-based compensation	(1,787)	(5,197)
Loss on disposal of property and equipment	5,875	—
Gain on sale of land and building	(1,045)	—
Noncash charges for interest and bond discount amortization	1,842	1,449
Deferred income taxes	10,154	18,648
Changes in operating assets and liabilities:
Trade accounts receivable	1,010,692	704,089
Inventory	(199,279)	(386,598)
Other current assets	(42,667)	(42,729)
Accounts payable	(1,005,513)	(516,019)
Change in book overdrafts	53,840	17,233
Accrued expenses	(33,102)	(93,956)

Cash provided (used) by operating activities	113,401	(34,916)

Cash flows from investing activities:
Capital expenditures	(66,423)	(64,606)
Sales of marketable trading securities, net	542	935
Proceeds from sale of land and building	1,169	—
Acquisition and earn-out payments, net of cash acquired	(14,408)	(338)

Cash used by investing activities	(79,120)	(64,009)

Cash flows from financing activities:
Proceeds from exercise of stock options	39,517	29,331
Repurchase of Class A Common Stock	—	(50,000)
Excess tax benefit from stock-based compensation	1,787	5,197
Net proceeds from issuance of senior unsecured notes	—	296,256
Fees associated with the amendment and extension of credit facilities	(1,086)	—
Net proceeds from (repayments of) revolving credit facilities	(155,272)	79,561

Cash provided (used) by financing activities	(115,054)	360,345

Effect of exchange rate changes on cash and cash equivalents	(12,748)	3,253

Increase (decrease) in cash and cash equivalents	(93,521)	264,673
Cash and cash equivalents, beginning of period	595,147	891,403

Cash and cash equivalents, end of period	$501,626	$1,156,076

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Thirteen Weeks Ended September 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$4,061.8	$2,428.3	$2,150.2	$448.6	$1,061.7	$—	$10,150.6

GAAP Operating Income	$97.7	$4.9	$22.4	$9.6	$10.7	$(7.7)	$137.7
Reorganization, integration and transition costs	3.0	3.7	0.4	—	3.6	—	10.6
Amortization of intangible assets	1.8	0.5	0.2	0.2	8.9	—	11.6
LCD class action settlement	(28.5)	—	—	(1.0)	—	—	(29.5)
European indirect tax declarations charge	—	5.0	—	—	—	—	5.0

Non-GAAP Operating Income	$74.0	$14.0	$23.0	$8.9	$23.2	$(7.7)	$135.4

GAAP Operating Margin	2.41%	0.20%	1.04%	2.15%	1.01%		1.36%
Non-GAAP Operating Margin	1.82%	0.58%	1.07%	1.97%	2.19%		1.33%

	Thirteen Weeks Ended September 29, 2012
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$3,972.2	$2,420.4	$2,174.4	$467.1	$—	$—	$9,034.1

GAAP Operating Income	$66.9	$14.5	$9.2	$9.3	$—	$(7.2)	$92.6
Reorganization, integration and transition costs	2.2	1.6	3.8	(0.0)	—	—	7.5
Amortization of intangible assets	1.6	0.5	0.1	0.2	—	—	2.5

Non-GAAP Operating Income	$70.8	$16.6	$13.2	$9.5	$—	$(7.2)	$102.7

GAAP Operating Margin	1.69%	0.60%	0.42%	1.98%			1.03%
Non-GAAP Operating Margin	1.78%	0.69%	0.61%	2.03%			1.14%

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Thirty-nine Weeks Ended September 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$11,968.6	$7,527.7	$6,475.4	$1,370.4	$3,378.9	$—	$30,721.1

GAAP Operating Income	$219.2	$31.5	$55.3	$24.7	$33.2	$(21.6)	$342.3
Reorganization, integration and transition costs	6.8	6.6	4.0	—	17.0	—	34.4
Amortization of intangible assets	5.4	1.5	0.6	0.7	27.3	—	35.4
LCD class action settlement	(28.5)	—	—	(1.0)	—	—	(29.5)
European indirect tax declarations charge	—	5.0	—	—	—	—	5.0

Non-GAAP Operating Income	$202.9	$44.7	$60.0	$24.3	$77.4	$(21.6)	$387.6

GAAP Operating Margin	1.83%	0.42%	0.85%	1.80%	0.98%		1.11%
Non-GAAP Operating Margin	1.70%	0.59%	0.93%	1.78%	2.29%		1.26%

	Thirty-nine Weeks Ended September 29, 2012
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$11,416.4	$7,527.6	$6,162.3	$1,341.1	$—	$—	$26,447.4

GAAP Operating Income	$205.3	$51.4	$38.4	$21.1	$—	$(21.8)	$294.5
Reorganization, integration and transition costs	8.6	2.2	4.3	2.3	—	—	17.4
Amortization of intangible assets	5.0	1.6	0.9	0.7	—	—	8.2

Non-GAAP Operating Income	$218.9	$55.3	$43.6	$24.1	$—	$(21.8)	$320.1

GAAP Operating Margin	1.80%	0.68%	0.62%	1.58%			1.11%
Non-GAAP Operating Margin	1.92%	0.73%	0.71%	1.80%			1.21%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Thirteen Weeks Ended September 28, 2013
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$78.9	$0.50
Reorganization, integration and transition costs	7.4	0.05
Amortization of intangible assets	8.1	0.05
Pan-Europe foreign exchange loss	3.2	0.02
LCD class action settlement	(18.0)	(0.11)
European indirect tax declarations charge	3.5	0.02

Non-GAAP Financial Measure	$83.1	$0.53

	Thirteen Weeks Ended September 29, 2012
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$53.3	$0.35
Reorganization, integration and transition costs	5.2	0.03
Amortization of intangible assets	1.8	0.01
Pan-Europe foreign exchange loss	2.0	0.01

Non-GAAP Financial Measure	$62.2	$0.41

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 157,144 and 152,816 for the thirteen weeks ended September 28, 2013 and September 29, 2012, respectively.

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Thirty-nine Weeks Ended September 28, 2013
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$198.4	$1.27
Reorganization, integration and transition costs	24.1	0.16
Amortization of intangible assets	24.8	0.16
Pan-Europe foreign exchange loss	0.7	0.00
LCD class action settlement	(18.0)	(0.11)
European indirect tax declarations charge	3.5	0.02

Non-GAAP Financial Measure	$233.5	$1.50

	Thirty-nine Weeks Ended September 29, 2012
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$204.6	$1.33
Reorganization, integration and transition costs	14.4	0.09
Amortization of intangible assets	6.8	0.04
Pan-Europe foreign exchange loss	4.9	0.03
Discrete tax items (b)	(34.6)	(0.22)

Non-GAAP Financial Measure	$196.1	$1.27

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 155,629 and 153,871 for the thirty-nine weeks ended September 28, 2013 and September 29, 2012, respectively.

(b)	Reflects a net discrete benefit primarily related to the write-off of the historical tax basis of the investment we have maintained in one of our Latin American subsidiary holding companies, realized during the period.